Exhibit 4.7

Execution Version

MANAGEMENT RIGHTS AGREEMENT

MANAGEMENT RIGHTS AGREEMENT, dated as of September 28, 2012 (this “Agreement”), by and among Sky Growth Holdings Corporation (the “Company”), TPG Sky, L.P., a Delaware limited liability partnership (“TPG Sky”), and TPG Partners VI, L.P., a Delaware limited partnership (the “Partnership” and, collectively with the Company and TPG Sky, the “Parties”).

W I T N E S S E T H:

WHEREAS, TPG Sky has obtained certain rights in connection with TPG Sky’s acquisition of the majority (by both vote and value) of equity ownership interests in the Company; and

WHEREAS, the Company and TPG Sky have agreed to provide to the Partnership, in connection with the Partnership’s acquisition of a majority of equity ownership interests in TPG Sky, certain management rights with respect to the Company.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the Parties do hereby agree as follows:

1. Management Rights of the Partnership in the Company. The Company hereby agrees that as long as the Partnership owns, directly or indirectly, any equity interest in TPG Sky and TPG Sky owns, directly or indirectly, any equity interest in the Company, the Partnership shall have the following rights:

(a)	the right to appoint at least 1 member of the board of directors of the Company;

(b)	the right to consult with and advise the management of the Company and its subsidiaries (including the right to meet with management personnel periodically, i.e., at least quarterly, at the Partnership’s request) on matters relating to the business and affairs of the Company and its subsidiaries, such as significant changes in management personnel and compensation, significant expenditures not provided for in the annual budgets of the Company and its subsidiaries, significant new investments, introduction of new products or new lines of business, and the proposed compromise of significant litigation;

(c)	the right to receive copies of the Company’s and its subsidiaries’ financial statements, operating reports, budgets and all other materials received by members of the Company’s or subsidiary’s board of directors, in each case at the same time such members receive such notices and materials;

(d)	the right to inspect the Company’s and its subsidiaries’ books and records; and

(e)	the right to visit the Company and its subsidiaries and inspect their properties.

2. Management Rights of the Partnership in TPG Sky. TPG Sky hereby agrees that as long as the Partnership owns, directly or indirectly, any equity interest in TPG Sky, the Partnership shall have the following rights:

(a)	the right to consult with and advise the management of TPG Sky (including the right to meet with management personnel periodically, i.e., at least quarterly, at the Partnership’s request) on matters relating to the business and affairs of TPG Sky, including without limitation matters relating to TPG Sky’s ownership of an equity interest in the Company, such as significant changes in management personnel and compensation, significant expenditures not provided for in the annual budget, significant new investments, introduction of new products or new lines of business, and the proposed compromise of significant litigation;

(b)	the right to receive copies of TPG Sky’s financial statements, operating reports, budgets and all other materials received by TPG Sky’s general partner, in each case promptly after such general partner receives such materials;

(c)	the right to inspect TPG Sky’s books and records; and

(d)	the right to visit TPG Sky and inspect its properties.

3. Required Changes. The Parties acknowledge that the provisions of this Agreement are intended to provide the Partnership with management rights with respect to TPG Sky and its properties within the meaning of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (“ERISA”). If ERISA counsel for the Partnership reasonably concludes that the rights granted in this letter should be altered to permit or preserve the qualification of the Partnership as a “venture capital operating company” or otherwise to ensure that the assets of the Partnership are not considered “plan assets” within the meaning of ERISA, the Company and TPG Sky agree to amend this letter to effect any such alteration, provided that no such alteration would have a material adverse effect on the business operations of TPG Sky, the Company, or any of its subsidiaries.

4. No Modification of Other Agreements. The foregoing rights and benefits are not intended to, and shall not be deemed to, amend or modify any of the rights and benefits inuring to the Partnership, or any of its affiliates, under the formation documents of the Company or any other agreements to which the Partnership, TPG Sky, and the Company are party.

5. No Duty or Liability of the Partnership. None of the Partnership, TPG Sky, or any member, officer, director, employee, agent, successor or assign of either (each, a “Responsible Party”) shall have any liability to the Company or to any other entity whatsoever, for any exercise of, or failure to exercise, the rights of the Partnership under this Agreement or for the losses, debts and liabilities of the Company or be liable, responsible or accountable to the Company or any other entity whatsoever for any loss or damage incurred by the Company or such entity for any act or omission performed or omitted by any such Responsible Party pursuant to this Agreement in good faith, provided such act or omission does not constitute fraud or willful misconduct.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware but without giving effect to the conflicts of law principles thereof.

7. Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument. It shall not be necessary that any counterpart be signed by both parties so long as each party shall sign at least one counterpart. Facsimile execution and delivery and email transmission and delivery by “PDF” copy of this Agreement shall be legal, valid and binding execution and delivery for all purposes.

8. Amendments. This Agreement may not be amended except by a writing signed by the Parties hereto.

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SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SKY GROWTH HOLDINGS CORPORATION

By:	/s/ Ronald Cami
Name: Ronald Cami
Title: Vice President

TPG SKY, L.P.

By:	TPG Advisors VI, Inc., its general partner

By:	/s/ Ronald Cami
Name: Ronald Cami
Title: Vice President

TPG PARTNERS VI, L.P.

By:	TPG GenParVI, L.P., its general partner
By:	TPG GenPar VI Advisors, LLC, its general partner

By:	/s/ Ronald Cami
Name: Ronald Cami
Title: Vice President